EXHIBIT 99.1

News Release 2100 Highway 55 Medina, MN 55340-9770 763-542-0500 763-542-0599 fax

Contact:	Marlys Knutson
Polaris Industries Inc.
763-542-0533

David Fransen
Weber Shandwick
952-346-6225

POLARIS ANNOUNCES NEW PRESIDENT AND COO

Bennett Morgan promoted to the company’s number-two post

MINNEAPOLIS, April 12, 2005 - Polaris Industries Inc. (NYSE/PSE: PII) today announced the appointment of Bennett Morgan as president and chief operating officer, effective immediately.

      Morgan, 41, is an eighteen-year veteran of Polaris. Prior to this promotion, he was vice president and general manager responsible for leading the company’s all terrain vehicle division, its largest, for the last four years. Over his career, Morgan has demonstrated success in a wide variety of sales, marketing, and general management roles, including general manager of the Parts, Garments and Accessories Division.

      “Bennett Morgan is a proven leader with a strong track record. The ATV business represents over 60% of Polaris’ sales, and he has done a terrific job in leading that business toward profitable growth over the last four years. He has been integral to our overall success, and I’m excited to have him take on this new and important role,” said Tiller. “He understands virtually every aspect of our business, and with his leadership, we are even better equipped to achieve our long-term goals. The board and I have every confidence that Bennett will do a great job.”

      Morgan is taking over the role of President and COO, a position held by Tiller since 1999, and will be charged with the internal operations of the Company and the day-to-day execution. Tiller, as CEO, will focus on strategic issues, the long term direction of the Company and will continue to be the external voice for Polaris. The Company indicated that separating the duties of CEO and COO has become a necessary step, in part because the company has nearly doubled in size, is growing its international business very rapidly and is facing a larger and more complex competitive and regulatory environment.

      “This is a tremendous opportunity to help lead a great company to new levels of performance and success,” said Morgan. “My goal is to ensure that we continue to lead the industry through product innovation and excellent management, while never losing sight of our customers’ passion for the ride.”

News Release 2100 Highway 55 Medina, MN 55340-9770 763-542-0500 763-542-0599 fax

Polaris President/COO Announcement/2

About Polaris

      Information about the complete line of Polaris products apparel and vehicle accessories is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.

      With annual 2004 sales of $1.8 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER for recreational and utility use.

      Polaris is the recognized leader in the snowmobile industry; and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.

      Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.

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